Exhibit 4.3

REAL INDUSTRY, INC.

INCENTIVE STOCK OPTION AWARD AGREEMENT

THIS AGREEMENT, is made as of this            day of                 , 20    (the “Date of Grant”) between Real Industry, Inc. (f/k/a Signature Group Holdings, Inc.), a Delaware corporation (the “Company”), and                                            (the “Employee”).  Capitalized terms used herein that are not otherwise defined shall have the meaning ascribed to them in the Real Industry, Inc. 2015 Equity Award Plan (the “Plan”). This Agreement and the award contained herein are subject to the terms and conditions set forth in the Plan, which are incorporated by reference herein, and the following terms and conditions:

WITNESSETH:

WHEREAS, the Employee is an employee of the Company, Real Industry, Inc., or its respective Subsidiaries or Affiliates;

WHEREAS, the Company has adopted the Plan in order to promote the interests of the Company and its stockholders by using equity interests in the Company to attract, retain and motivate its management and other eligible persons and to encourage and reward their contributions to the Company’s and/or its Subsidiaries’ and Affiliates’ performance and profitability; and

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to grant Stock Options (as defined herein) under the Plan to the Employee pursuant to the terms and conditions set forth in this Agreement and provide the Employee with the opportunity to purchase shares of the Company’s common stock, par value $0.001 per share (“Common Stock”).

NOW, THEREFORE, in consideration of the various covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Grant of Option. The Company hereby grants to the Employee the option to purchase all or part of an aggregate of                              (              ) shares of Common Stock (the “Shares”), subject to the requirements set forth in this Agreement, to the extent not inconsistent with the Plan (the “Option”).  The Option is intended to be an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), although the Company makes no representation or guarantee that the Option will qualify as an Incentive Stock Option.  To the extent that the aggregate Fair Market Value (determined on the Date of Grant) of the shares of Common Stock with respect to which all Incentive Stock Options are exercisable for the first time by the Employee during any calendar year exceeds $100,000, the Incentive Stock Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-Qualified Stock Options.

2. Exercise Price. The per share purchase price of the Shares issuable upon exercise of the Option shall be $           (the “Exercise Price”), which shall be not less than 100% of the Fair Market Value on the Date of Grant.

3. Term. The term of the Option shall expire as of the earliest of the following, as applicable:

(i) the date that is ten (10) years from the Date of Grant;

(ii) in the event the Employee’s employment with the Company or any of its Subsidiaries or Affiliates is terminated for any reason (including Retirement) other than (a) by the Company for Cause, (b) the Employee’s death, or (c) the Employee’s Disability, the date which is three (3) months from the date of such termination; provided, however, that if the Employee dies within such three-month period, such date shall be the lesser of (A) twelve (12) months from the date of such death or (B) or the exercise period that applies for purposes of Section 422 of the Code;

(iii) in the event that the Employee’s employment with the Company or any of its Subsidiaries or Affiliates is terminated as a result of death or Disability; the date that is twelve (12) months from the date of such termination; provided, that, if an all or part of an Option is exercised after the expiration of the exercise periods applicable under Section 422 of the Code, such Option will thereafter be treated as a Non-Qualified Stock Option; or

(iv) the date the Employee’s employment is terminated by the Company for Cause.

To the extent that a portion of the Option has not vested prior to the termination of the Employee’s employment (including by reason of the Employee’s death, Disability or Retirement), the Employee shall forfeit all rights hereunder with respect to that unvested portion of the Option as of the date of such termination.  In the event of termination of the Employee’s employment, the Employee shall forfeit all rights hereunder with respect to the entire Option (i.e., both vested and unvested portions) as of the date of such termination.

4. Vesting and Exercise. Subject to any forfeiture provisions in this Agreement or in the Plan, the Option shall vest with respect to the Shares covered by the Option in accordance with the following schedule, provided that the Employee is employed on such date by the Company or one of its Subsidiaries or Affiliates:

(i)	Shares shall vest on ;
(ii)	Shares shall vest on ; and
(iii)	Shares shall vest on .

The Employee may only exercise the Option to the extent it is vested; provided, however, that the Employee may not exercise any portion of the Option prior to the earlier occurrence of (a) the date that is six (6) months after the Date of Grant or (b) a Change in Control.

5. Method of Exercising Option.

(i) Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice delivered to the Company or its designated representative in the manner and at the address for notices set forth in Section 13 hereof.  Such notice shall state that the Option is being exercised thereby and shall specify the number of Shares for which the Option is being exercised.  The notice shall be signed by the person or persons exercising the Option and shall be accompanied by payment in full of the Exercise Price for such Shares being acquired upon the exercise of the Option.  Payment of such Exercise Price may be made by one of the following methods:

(a) in cash (in the form of a certified or bank check or such other instrument as the Committee may accept);

(b) in other shares of Common Stock owned on the date of exercise of the Option by the Employee as will have a Fair Market Value equal to the Exercise Price of the Shares being acquired upon the exercise of the Option;

(c) in any combination of (a) and (b) above;

(d) by delivery of a properly executed exercise notice together with such other documentation as the Committee and a qualified broker, if applicable, shall require to effect an exercise of the Option, and delivery to the Company of the proceeds required to pay the Exercise Price; or

(e) by requesting that the Company withhold such number of Shares then issuable upon exercise of the Option as will have a Fair Market Value equal to the Exercise Price of the Shares being acquired upon the exercise of the Option.

The payment of the Exercise Price pursuant to Section 5(i)(d) or (e) above may cause a portion of the Option to be treated as a Non-Qualified Stock Option.  If the tender of shares of Common Stock as payment of the Exercise Price would result in the issuance of fractional shares of Common Stock, the Company shall instead return the balance in cash or by check to the Employee.  If the Option is exercised by any person or persons other than the Employee, the notice described in this Section 5(i) shall be accompanied by appropriate proof (as determined by the Committee) of the right of such person or persons to exercise the Option under the terms of the Plan and this Agreement.  The Company shall issue and deliver, in the name of the person or persons exercising the Option, a certificate or certificates representing such Shares as soon as practicable after notice and payment are received and the exercise is approved.

(ii) The Option may be exercised in accordance with the terms of the Plan and this Agreement with respect to any whole number of Shares, but in no event may an Option be exercised as to fewer than one hundred (100) Shares at any one time, or the remaining Shares covered by the Option if less than two hundred (200).

(iii) The Employee shall have no rights of a stockholder with respect to Shares to be acquired by the exercise of the Option until the date of issuance of a certificate or certificates representing such Shares.  Except as otherwise expressly provided in the

Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.  All Shares purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

(iv) The Employee agrees that no later than the date as of which an amount first becomes includible in his gross income for federal income tax purposes with respect to the Option, the Employee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.  Withholding obligations may be settled with shares of Common Stock, including Shares that are acquired upon exercise of the Option.  The obligations of the Company under this Agreement and the Plan shall be conditional on such payment or arrangements, and the Company, its Subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Employee.

6. Non-Transferability. The Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or the laws of descent or distribution.  The Option may be exercised, during the lifetime of the Employee, only by the Employee, his guardian or his legal representative.  Any attempt to assign, pledge or otherwise transfer the Option or of any right or privilege conferred thereby, contrary to the Plan, or the sale or levy or similar process upon the rights and privileges conferred hereby, shall be void.

7. Adjustment upon Changes in Capitalization. If, during the term of this Agreement, there shall be any merger, reorganization, consolidation, recapitalization, stock dividend, special cash dividend, stock split, reverse stock split, rights offering or extraordinary distribution with respect to the Common Stock, or other change in corporate structure affecting the Common Stock, the Committee, in a manner consistent with Section 9 of the Plan, shall make or cause to be made an appropriate and equitable substitution, adjustment or treatment in the aggregate number, kind and Exercise Price of Shares subject to this Option; provided, however, that in no event shall the Exercise Price be adjusted below the par value of a share of Common Stock, nor shall any fraction of a Share be issued upon the exercise of the Option. Any securities, awards or rights issued pursuant to this Section 7 shall be subject to the same restrictions as the underlying Shares to which they relate.

8. Conditions upon Issuance of Option. As a condition to the exercise of the Option, the Company may require the Employee to (i) represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of legal counsel for the Company, such a representation is required by any relevant provision of law; and (ii) enter into a lock-up or similar agreement with the Company with respect to such Shares prohibiting, for up to ninety (90) days, the disposition of such Shares.

9. Rights of the Employee. In no event shall the granting of the Option or the other provisions hereof or the acceptance of the Option by the Employee interfere with or limit in any way the right of the Company, a Subsidiary or an Affiliate to terminate the Employee’s employment at any time, nor confer upon the Employee any right to continue in the employ of the Company, a Subsidiary or an Affiliate for any period of time or to continue his present or any other rate of compensation.

10. Return of Property. Upon the termination of the Employee’s employment for any reason whatsoever all property of the Company or its Subsidiaries or Affiliates that is in the possession of the Employee shall be promptly returned to the Company, including, without limitation, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials that contain Confidential Information which are in the possession of the Employee, including all copies thereof. Anything to the contrary notwithstanding, the Employee shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes, and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

11. Confidentiality. The Company and the Employee acknowledge that the services to be performed by the Employee under this Agreement are unique and extraordinary and, as a result of such employment, the Employee shall be in possession of Confidential Information relating to the business practices of the Company, its Subsidiaries and Affiliates. The term “Confidential Information” shall mean any and all information (oral and written) relating to the Company and its Subsidiaries and Affiliates, or any of their respective activities, or of the clients, customers, acquisition targets, investment models or business practices of the Company, its Subsidiaries or Affiliates, other than such information which (i) is generally available to the public or within the relevant trade or industry, other than as the result of breach of the provisions of this Section 11, or (ii) the Employee is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. The Employee shall not, during the period the Employee is employed by the Company or its Subsidiaries or Affiliates, nor at any time thereafter, except as may be required in the course of the performance of his duties hereunder and except with respect to any litigation or arbitration involving this Agreement, including the enforcement hereof, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any Confidential Information regarding the Company or its Subsidiaries or Affiliates nor of the clients, customers, acquisition targets or business practices of the Company, its

Subsidiaries or Affiliates acquired by the Employee during, or as a result of, his employment with the Company, without the prior written consent of the Company. Without limiting the foregoing, the Employee understands that the Employee shall be prohibited from misappropriating any trade secret of the Company or any of its Subsidiaries or Affiliates or of the clients or customers of the Company, or Subsidiaries or Affiliates acquired by the Employee during, or as a result of, his employment with the Company, or any of its Subsidiaries or Affiliates at any time during or after the period the Employee is employed by the Company or its Subsidiaries or Affiliates.

12. Continuing Obligation. In the event of any violation of Section 11 of this Agreement, the Employee acknowledges and agrees that the post-termination restrictions contained in Section 11 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

13. Construction.

(i) Successors. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs and successors, except as expressly herein otherwise provided.

(ii) Entire Agreement; Modification. This Agreement contains the entire understanding between the parties with respect to the matters referred to herein. Subject to Section 12 of the Plan, this Agreement may not be amended by the Board or Committee without the Employee’s consent if the amendment shall impair the Employee’s rights under this Agreement.

(iii) Capitalized Terms; Headings; Pronouns; Governing Law. Capitalized terms used and not otherwise defined herein are deemed to have the same meanings as in the Plan. The descriptive headings of the respective sections and subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to modify or construe the provisions which follow them. Any use of any masculine pronoun shall include the feminine and vice-versa and any use of a singular, the plural and vice-versa, as the context and facts may require. The construction and interpretation of this Agreement shall be governed in all respects by the laws of the State of Delaware.

(iv) Notices. Each notice relating to this Agreement shall be in writing and shall be sufficiently given if delivered by registered or certified mail, or by a nationally recognized overnight delivery service, with postage or charges prepaid, to the address hereinafter provided in this Section 13. Any such notice or communication given by first-class mail shall be deemed to have been given two business days after the date so mailed, and such notice or communication given by overnight delivery service shall be deemed to have been given one business day after the date so sent, provided such notice or communication arrives at its destination. Each notice to the Company shall be addressed to it at its offices at 15301 Ventura Boulevard, Suite 400, Sherman Oaks, California 91403 (attention: Chief Financial Officer), with a copy to the Secretary of the Company or to such other designee of the Company. Each notice to the Employee shall be addressed to the Employee at the Employee’s address shown on the signature page hereof.

(v) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the minimal extent of such provision or the remaining provisions of this Agreement or the application of such provision to other parties or circumstances.

(vi) Counterpart Execution. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute the entire document.

*   *   *

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and the Employee has executed this Agreement all as of the day and year first above written.

REAL INDUSTRY, INC.

By:
Its:

EMPLOYEE

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Employee’s Address:

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